EXHIBIT 99.1

Antero Resources Reports First Quarter 2015 Financial Results

Denver, Colorado, April 29, 2015—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its first quarter 2015 financial results. The relevant financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which has been filed with the Securities and Exchange Commission (“SEC”).

Highlights for the First Quarter of 2015:

•                  Net daily gas equivalent production averaged 1,485 MMcfe/d, an 89% increase compared to the prior year quarter and a 17% increase sequentially

•                  Net daily liquids production, included in the above, averaged 40,074 Bbl/d, a 145% increase compared to the prior year quarter and a 32% increase sequentially

•                  Realized natural gas price before hedging averaged $2.81 per Mcf, a $0.17 negative differential to Nymex

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $4.42 per Mcfe

•                  Adjusted net income of $71 million ($0.27 per share), a 20% decrease compared to the prior year quarter and a 9% decrease sequentially

•                  Adjusted EBITDAX of $355 million, a 30% increase compared to the prior year quarter and a 7% increase sequentially

•                  Hedge portfolio was increased to 2.5 Tcfe of future natural gas equivalent production at an average index price of $4.17 per MMBtu

Recent Developments

Antero Resources 2015 Guidance

As previously disclosed on April 15, 2015, Antero estimates its daily production will average 1,375 to 1,425 MMcfe/d for the remaining nine month period of 2015, resulting in full year 2015 average net daily production in excess of 1.4 Bcfe/d including average net daily liquids production of over 37,000 Bbl/d. The remainder of year production guidance reflects the Company’s previously announced drilling and capital budget, includes reduced completion activity in the second and third quarters in the Marcellus, and results in the deferral of 50 well completions into 2016.  The objective of the completion deferrals is to access currently more favorable pricing markets for incremental Marcellus gas production upon the completion of a regional gathering pipeline that is now under construction.  Additionally, during the first quarter Antero spent 36% of its 2015 drilling and completion capital budget of $1.6 billion. Antero expects the remaining 64% to be spent ratably for the remainder of the year after reducing its drilling rig count from 21 to 11 rigs and completion crews from 10 to seven crews.  Antero reaffirms the remaining aspects of its guidance initially announced on January 20, 2015.

Capital Markets Activity

On March 31, 2015, Antero closed an upsized underwritten public offering of 14,700,000 shares of the Company’s common stock, including shares the company issued to the underwriter under a 30-day option to purchase additional shares. The Company received net proceeds of approximately $538 million after underwriter’s discounts and commissions, which was used to repay a portion of the outstanding borrowings under its credit facility.

On March 17, 2015, Antero closed a private placement of $750 million of 5.625% senior unsecured notes due June 2023 at par. Antero received net proceeds of approximately $739 million after deducting the initial purchasers’ discounts and estimated expenses, which were used to repay a portion of the outstanding borrowings under its credit facility.

First Quarter 2015 Financial Results

As of March 31, 2015, Antero owned a 69.7% limited partner interest in Antero Midstream Partners LP (“Antero Midstream”). Antero Midstream’s results are consolidated with Antero’s results.

For the three months ended March 31, 2015, the Company reported net income attributable to common stockholders of $394 million, or $1.49 per basic and diluted share, compared to a net loss of $95 million in the first quarter of 2014.  The GAAP net income for the first quarter of 2015 included the following items:

•                  Non-cash gains on unsettled hedges of $575 million ($358 million net of tax)

•                  Non-cash equity-based stock compensation expense of $28 million ($23 million net of tax)

•                  Impairment of unproved properties of $9 million ($5 million net of tax)

•                  Contract termination and rig stacking expenses of $9 million ($6 million net of tax)

Without the effect of these non-cash or unusual items, the Company’s results for the first quarter of 2015 were as follows:

•                  Adjusted net income attributable to common stockholders of $71 million, or $0.27 per basic and diluted share, a 20% decrease compared to the first quarter of 2014

•                  Adjusted EBITDAX of $355 million, a 30% increase compared to the first quarter of 2014

•                  Cash flow from operations before changes in working capital of $292 million, a 23% increase compared to the first quarter of 2014

For a description of adjusted net income attributable to common stockholders, Adjusted EBITDAX and cash flow from operations before changes in working capital and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Net daily production for the first quarter of 2015 averaged 1,485 MMcfe/d, an 89% increase as compared to the first quarter of 2014 and a 17% increase from the fourth quarter of 2014.  Net daily production was comprised of 1,245 MMcf/d of natural gas (84%), 36,006 Bbl/d of natural gas liquids (“NGL”s) (14%) and 4,068 Bbl/d of crude oil (2%).  First quarter 2015 net liquids daily production (NGLs and oil) of 40,074 Bbl/d increased 145% as compared to the first quarter of 2014 and 32% from the fourth quarter of 2014.

Average natural gas price before hedging decreased 44% from the prior year quarter to $2.81 per Mcf, a $0.17 per Mcf negative differential to Nymex, as Nymex natural gas prices decreased 40% from the prior year quarter.  Approximately 64% of Antero’s first quarter 2015 natural gas revenue was realized at favorable price indices, including Columbia Gas Transmission (TCO), Chicago, MichCon and Nymex.  The remaining 36% of natural gas production was priced at various less favorable index pricing points, including Dominion South and Tetco M2. Antero’s average realized natural gas price after hedging for the first quarter of 2015 was $4.37 per Mcf, a $1.39 positive differential to the Nymex average price for the period.  This represents a 13% decrease compared to the prior year quarter.  During the quarter, Antero realized a cash settled natural gas hedge gain of $175 million, or $1.56 per Mcf.

Antero’s average realized C3+ NGL price before hedging for the first quarter of 2015 was $24.31 per barrel, or approximately 50% of the WTI oil price average for the period.  This represents a 61% decrease for NGL prices compared to the prior year quarter as WTI oil prices decreased 51% from the prior year quarter.  The Company’s average realized NGL price after hedging represented a 57% decrease from the prior year quarter NGL price to $26.23 per barrel, or 54% of the WTI oil price average for the period.  For the first quarter of 2015, Antero realized a cash settled NGL hedge gain of $6 million, or $1.92 per barrel. Antero’s NGL barrels are comprised of propane, butane and heavier liquids, as ethane is rejected at the gas processing plant and sold in the natural gas stream.

Antero’s average realized oil price before hedging for the first quarter of 2015 was $34.03 per barrel, a $14.51 per barrel negative differential to the WTI price.  This represents a 62% decrease compared to the prior year quarter.  The Company’s average realized oil price after hedging decreased 50% from the prior year quarter to $45.08 per barrel, a $3.46 per barrel negative differential to the WTI price.  For the first quarter of 2015, Antero realized a cash settled oil hedge gain of $4 million, or $11.05 per barrel.

Antero’s liquids production and realizations for the first quarter of 2015 added an incremental $0.23 per Mcfe to the average gas equivalent price per unit, increasing the average natural gas realized price before hedging from $2.81 per Mcf to $3.04 per Mcfe on a gas equivalent basis.  Including $185 million of total cash settled realized hedge gains for all products, the average all-in natural gas equivalent price, including NGLs, oil and hedge settlements, was $4.42 per Mcfe for the first quarter of 2015.

Total revenues for the first quarter of 2015 were $1.2 billion as compared to $168 million for the first quarter of 2014.  Revenue for the first quarter of 2015 included a $575 million non-cash gain on unsettled hedges while the first quarter of 2014 included a $248 million non-cash loss on unsettled hedges. Liquids production contributed 22% of combined natural gas, NGLs and oil revenue before hedging in the first quarter of 2015.  Adjusted net revenue increased 57% to $655 million compared to the first quarter of 2014 (including cash-settled hedge gains and losses but excluding non-cash unsettled hedge gains and losses).  For a reconciliation of adjusted net revenue to operating revenue, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Marketing revenue for the first quarter of 2015 was $58 million.  Antero’s marketing revenue was primarily associated with the sale of third-party gas purchased to utilize the Company’s excess firm transportation capacity on the Rockies Express Pipeline as well as capture the positive spread between Tetco M2 pricing and Chicago/MichCon pricing.  Marketing expense for the first quarter of 2015 was $73 million.  The largest components of marketing expense were the fixed transportation costs related to excess capacity, the cost of purchasing third-party gas and the fixed transportation costs associated with the Company’s underutilized ATEX ethane pipeline capacity.  Net marketing expense was $15 million or $0.12 per Mcfe for the first quarter of 2015.

Per unit cash production expense (lease operating, gathering, compression, processing and transportation, and production tax) for the first quarter of 2015 was $1.46 per Mcfe which is a 6% decrease compared to $1.55 per Mcfe in the prior year quarter.  The decrease in cash production expense was driven by lower production taxes due to lower commodity prices.  Per unit general and administrative expense for the first quarter of 2015, excluding non-cash equity-based compensation expense, was $0.23 per Mcfe, a 26% decrease from the first quarter of 2014.  The decrease was primarily driven by the significant increase in net production which was somewhat offset by an increase in the Company’s workforce.  Per unit depreciation, depletion and amortization expense increased 6% from the prior year quarter to $1.37 per Mcfe, primarily driven by higher depreciation on gathering and compression and water assets as Antero Midstream and Antero continued to build out these respective systems in the rich gas areas of the Marcellus and Utica Shale plays.

Adjusted EBITDAX of $355 million for the first quarter of 2015 was 30% higher than the prior year quarter due to increased production and revenue.  EBITDAX margin for the quarter was $2.65 per Mcfe, representing a 32% decrease from the prior year quarter due to lower commodity prices.  For the first quarter of 2015, cash flow from operations before changes in working capital increased 23% from the prior year to $292 million.

For a description of Adjusted EBITDAX and EBITDAX margin, cash flow from operations before changes in working capital and adjusted net income attributable to common stockholders and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Antero Midstream Financial Results

Antero Midstream’s low pressure gathering volumes for the first quarter of 2015 averaged 935 MMcf/d, a 182% increase from the prior year quarter and 27% sequentially.  High pressure gathering and compression volumes for the first quarter of 2015 averaged 1,134 MMcf/d and 358 MMcf/d, respectively, representing 800% and 894% year over year growth from the first quarter of 2014.  Condensate gathering volumes averaged 2 MBbl/d in the first quarter of 2015.  The high growth in throughput volumes was driven by production growth from Antero.

Antero Midstream’s revenue for the first quarter of 2015 was $52 million as compared to $12 million for the prior year quarter, primarily driven by increased throughput volumes across Antero Midstream’s systems.  Revenues in the first quarter of 2015 were comprised entirely of fixed fees per unit from Antero.  Direct operating expenses totaled $12 million and general and administrative expenses totaled $10 million, including $5 million of non-cash equity-based compensation.  Total operating expenses were $36 million including $15 million of depreciation.  Operating income for the first quarter of 2015 was $16 million as compared to $1 million in the prior year quarter, while net income was $16 million as compared to a $1 million for the prior year quarter.

Antero Midstream invested $126 million in gathering and compression projects in the first quarter of 2015, including $100 million in the Marcellus and $26 million in the Utica.

On April 15, 2015, Antero Midstream declared a cash distribution of $0.18 per unit ($0.72 per unit annualized) for the first quarter of 2015. The distribution represents a 6% increase compared to the Partnership’s minimum quarterly distribution of $0.17 per unit ($0.68 per unit annualized). The distribution is payable on May 27, 2015 to unitholders of record as of May 13, 2015.

Antero Midstream results were released today and are available at www.anteromidstream.com.

Balance Sheet and Liquidity

As of March 31, 2015, the Company’s consolidated net debt was $4.0 billion, of which $790 million were borrowings outstanding under the Company’s $4.0 billion credit facility.  Including the $474 million in letters of credit outstanding, the company had $3.9 billion in available liquidity on a consolidated basis as of March 31, 2015.  For a reconciliation of consolidated net debt to consolidated total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

First Quarter 2015 Capital Spending

Antero’s drilling and completion costs for the three months ended March 31, 2015 were $569 million.  In addition, the Company invested $52 million for land, $22 million for water projects in the Marcellus and Utica Shale plays and $2 million in other capital projects.

Hedge Position

Antero currently has hedged 2.5 Tcfe of future natural gas equivalent production using fixed price swaps covering the period from April 1, 2015 through December 31, 2021 at an average index price of $4.17 per MMBtu.

The following table summarizes Antero’s hedge positions held as of April 28, 2015:

Period	Natural Gas MMBtu/d	Average Index price ($/MMBtu)	Liquids Bbl/d	Average Index price

2Q 2015:
TCO	120,000	$4.86	—	—
Nymex HH	770,000	$3.75	—	—
Dom South	230,000	$5.41	—	—
CGTLA	40,000	$3.86	—	—
Nymex WTI ($/Bbl)	—	—	3,000	$64.21
Propane MB ($/Gallon)	—	—	23,000	$0.60
2Q 2015 Total	1,160,000	$4.20	26,000	—
3Q 2015:
TCO	120,000	$4.93	—	—
Nymex HH	770,000	$3.79	—	—
Dom South	230,000	$5.48	—	—
CGTLA	40,000	$3.93	—	—
Nymex WTI ($/Bbl)	—	—	3,000	$64.84
Propane MB ($/Gallon)	—	—	23,000	$0.62
3Q 2015 Total	1,160,000	$4.25	26,000	—
4Q 2015:
TCO	120,000	$5.14	—	—
Nymex HH	770,000	$3.92	—	—
Dom South	230,000	$5.74	—	—
CGTLA	40,000	$4.09	—	—
Nymex WTI ($/Bbl)	—	—	3,000	$65.67
Propane MB ($/Gallon)	—	—	23,000	$0.64
4Q 2015 Total	1,160,000	$4.41	26,000	—
2016:
TCO	60,000	$4.91	—	—
Nymex HH	770,000	$3.65	—	—
Dom South	272,500	$5.35	—	—
CGTLA	170,000	$4.09	—	—
Propane MB ($/Gallon)	—	—	28,000	$0.58
2016 Total	1,272,500	$4.13	28,000	$0.58
2017	950,000	$4.17	—	—
2018	1,242,500	$4.36	—	—
2019	1,407,500	$4.10	—	—
2020	910,000	$3.84	—	—
2021	30,000	$3.82

Approximately 66% of Antero’s 2015 natural gas financial hedge portfolio is made up of Nymex Henry Hub hedges and 34% is tied to Appalachian Basin or Gulf Coast indices.  Antero has the ability to physically deliver a substantial portion of its natural gas production through direct firm transportation to the Columbia Gulf Coast Onshore index near Henry, Louisiana, the index for Nymex Henry Hub pricing, essentially eliminating basis risk on the Company’s Nymex Henry Hub hedges.  Antero has 12 different counterparties to its hedge contracts, all of which are lenders in the Company’s bank credit facility.

Additionally, Antero has hedged 259 Bcf of basis on future production using fixed price TCO basis swaps covering the period from April 1, 2015 through December 31, 2017 at an average basis differential of $(0.40) per MMBtu.

Conference Call

A conference call is scheduled on Thursday, April 30, 2015 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 866-605-3851 (Canada), or 412-902-4229 (International) and reference passcode 10063062. A telephone replay of the call will be available until Friday, May 8, 2015 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the same passcode.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until May 8, 2015 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the April 30, 2015 conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Adjusted net revenue as set forth in this release represents total operating revenue adjusted for certain non-cash items, including unsettled hedge gains and losses.  Antero believes that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenue as an indicator of financial performance.  The following table reconciles total operating revenue to adjusted net revenue:

	Three months ended March 31,
	2014	2015

Total operating revenue	$168,207	$1,229,687
Hedge (gains) losses	248,929	(759,554)
Cash receipts (payments) for settled hedges	(1,071)	184,840
Adjusted net revenue	$416,065	$654,973

Adjusted net income attributable to common stockholders as set forth in this release represents net income (loss) attributable to common stockholders, adjusted for certain items.  Antero believes that adjusted net income attributable to common stockholders is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income attributable to common stockholders is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) attributable to common stockholders as an indicator of financial performance.  The following table reconciles net income (loss) attributable to common stockholders to adjusted net income attributable to common stockholders:

	Three months ended
	March 31,
	2014	2015

Net income (loss) attributable to common stockholders	$(94,759)	$394,431
Non-cash commodity derivative (gains) losses on unsettled derivatives, net of tax	153,186	(357,518)
Impairment of unproved properties, net of tax	863	5,336
Equity-based compensation, net of tax	28,966	22,845
Contract termination and rig stacking, net of tax	—	5,577
Adjusted net income attributable to common stockholders	$88,256	$70,671

Cash flow from operations before changes in working capital as presented in this release represents net cash provided by operating activities before changes in working capital.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three months ended March 31,
	2014	2015

Net cash provided by operating activities	$274,307	351,394
Net change in working capital	(36,646)	(58,937)
Cash flow from operations before changes in working capital	$237,661	292,457

The following table reconciles consolidated total debt to consolidated net debt as used in this release:

As of March 31,
2015

Bank credit facility	$790,000
6.00% senior notes due 2020	525,000
5.375% senior notes due 2021	1,000,000
5.125% senior notes due 2022	1,100,000
5.625% senior notes due 2023	750,000
Net unamortized premium	7,295
Consolidated total debt	4,172,295
Cash and cash equivalents	185,491
Consolidated net debt	$3,986,804

Adjusted EBITDAX is a non-GAAP financial measure that Antero defines as net income (loss) including noncontrolling interest after adjusting for those items shown in the table below.  Adjusted EBITDAX, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income (loss), cash flows from operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations.  However, Antero’s management team believes Adjusted EBITDAX is useful to an investor in evaluating the Company’s financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by the Company’s management team for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting and by its lenders pursuant to covenants under its credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Antero’s net income (loss), the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies.  The following table represents a reconciliation of the Company’s net income (loss) including noncontrolling interest to Adjusted EBITDAX, a reconciliation of total Adjusted EBITDAX to net cash provided by operating activities and a reconciliation of realized price before cash receipts for settled hedges to Adjusted EBITDAX margin:

	Three months ended
	March 31,
	2014	2015

Net income (loss) including noncontrolling interest	$(94,759)	$399,171
Commodity derivative fair value (gains) losses	248,929	(759,554)
Net cash receipts (payments) on settled derivative instruments	(1,071)	184,840
Interest expense	31,342	53,185
Income tax expense (benefit)	(40,662)	247,338
Depreciation, depletion, amortization, and accretion	91,508	182,700
Impairment of unproved properties	1,397	8,577
Exploration expense	6,997	1,371
Equity-based compensation expense	29,137	27,783
State franchise taxes	838	235
Contract termination and rig stacking	—	8,965
Total Adjusted EBITDAX	273,656	354,611
Interest expense	(31,342)	(53,185)
Exploration expense	(6,997)	(1,371)
Changes in current assets and liabilities	36,646	58,937
State franchise taxes	(838)	(235)
Other non-cash items	3,182	(7,363)
Net cash provided by operating activities	$274,307	$351,394

	Three months ended
	March 31,
	2014	2015
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled hedges	$5.80	$3.04
Gathering, compression, and water distribution revenues	0.05	0.04
Lease operating expense	(0.07)	(0.06)
Gathering, compression, processing and transportation costs	(1.18)	(1.22)
Marketing, net	(0.12)	(0.12)
Production taxes	(0.30)	(0.18)
General and administrative(1)	(0.30)	(0.23)
Adjusted EBITDAX margin before settled hedges	3.88	1.27
Cash receipts (payments) for settled hedges	(0.01)	1.38
Adjusted EBITDAX margin ($ per Mcfe):	$3.87	$2.65

(1) Excludes equity-based stock compensation that is included in G&A

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

Cautionary Statements

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2014 and March 31, 2015

(unaudited)

(In thousands, except share amounts)

	2014	2015
Assets
Current assets:
Cash and cash equivalents	$245,979	185,491
Accounts receivable, net of allowance for doubtful accounts of $1,251 in 2014 and 2015	116,203	118,410
Accrued revenue	191,558	165,904
Derivative instruments	692,554	713,966
Other current assets	5,866	4,259
Total current assets	1,252,160	1,188,030
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	2,060,936	2,053,669
Proved properties	6,515,221	7,013,366
Fresh water distribution systems	421,012	433,632
Gathering systems and facilities	1,197,239	1,270,635
Other property and equipment	37,687	41,136
	10,232,095	10,812,438
Less accumulated depletion, depreciation, and amortization	(879,643)	(1,061,943)
Property and equipment, net	9,352,452	9,750,495
Derivative instruments	899,997	1,453,300
Other assets, net	68,886	90,126
Total assets	$11,573,495	12,481,951

Liabilities and Equity
Current liabilities:
Accounts payable	$531,564	352,477
Accrued liabilities	168,614	235,069
Revenue distributions payable	182,352	183,455
Deferred income tax liability	260,373	269,822
Other current liabilities	12,202	13,170
Total current liabilities	1,155,105	1,053,993
Long-term liabilities:
Long-term debt	4,362,550	4,172,295
Deferred income tax liability	534,423	772,312
Other liabilities	47,587	49,076
Total liabilities	6,099,665	6,047,676
Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized - 50,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000,000 shares; issued and outstanding 262,071,642 shares and 276,775,293 shares, respectively	2,621	2,768
Additional paid-in capital	3,513,725	4,078,068
Accumulated earnings	867,447	1,261,878
Total stockholders’ equity	4,383,793	5,342,714
Noncontrolling interest in consolidated subsidiary	1,090,037	1,091,561
Total equity	5,473,830	6,434,275
Total liabilities and equity	$11,573,495	12,481,951

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended March 31, 2014 and 2015

(unaudited)
(In thousands, except share and per share amounts)

	2014	2015
Revenue:
Natural gas sales	$312,336	$314,942
Natural gas liquids sales	73,928	78,786
Oil sales	24,122	12,457
Gathering, compression, and water distribution	3,524	6,168
Marketing	3,226	57,780
Commodity derivative fair value gains (losses)	(248,929)	759,554
Total revenue	168,207	1,229,687
Operating expenses:
Lease operating	4,869	8,102
Gathering, compression, processing, and transportation	83,510	163,662
Production and ad valorem taxes	21,039	24,218
Marketing	11,981	73,349
Exploration	6,997	1,371
Impairment of unproved properties	1,397	8,577
Depletion, depreciation, and amortization	91,206	182,300
Accretion of asset retirement obligations	302	400
General and administrative (including equity-based compensation expense of $29,137 and $27,783 in 2014 and 2015, respectively)	50,985	59,049
Contract termination and rig stacking	—	8,965
Total operating expenses	272,286	529,993
Operating income (loss)	(104,079)	699,694
Other expenses:
Interest	(31,342)	(53,185)
Income (loss) before income taxes	(135,421)	646,509
Provision for income tax (expense) benefit	40,662	(247,338)
Net income (loss) and comprehensive income (loss) including noncontrolling interest	(94,759)	399,171
Net income and comprehensive income attributable to noncontrolling interest	—	4,740
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(94,759)	$394,431

Earnings (loss) per common share	$(0.36)	$1.49

Earnings (loss) per common share—assuming dilution	$(0.36)	$1.49

Weighted average number of shares outstanding:
Basic	262,049,659	265,294,794
Diluted	262,049,659	265,300,080

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2014 and 2015

(unaudited)

(In thousands)

	2014	2015
Cash flows from operating activities:
Net income (loss) including noncontrolling interest	$(94,759)	399,171
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	91,508	182,700
Impairment of unproved properties	1,397	8,577
Derivative fair value (gains) losses	248,929	(759,554)
Cash receipts (payments) for settled derivatives	(1,071)	184,840
Deferred income tax expense (benefit)	(40,662)	247,338
Equity-based compensation expense	29,137	27,783
Other	3,182	1,602
Changes in current assets and liabilities:
Accounts receivable	3,360	(42,207)
Accrued revenue	(48,850)	25,654
Other current assets	(96)	1,607
Accounts payable	(5,718)	(513)
Accrued liabilities	47,976	72,588
Revenue distributions payable	39,974	1,103
Other current liabilities	—	705
Net cash provided by operating activities	274,307	351,394
Cash flows used in investing activities:
Additions to unproved properties	(60,149)	(51,541)
Drilling and completion costs	(496,221)	(569,068)
Additions to fresh water distribution systems	(60,030)	(22,126)
Additions to gathering systems and facilities	(107,523)	(125,988)
Additions to other property and equipment	(7,783)	(2,103)
Change in other assets	(3,807)	(8,410)
Proceeds from asset sales	—	40,000
Net cash used in investing activities	(735,513)	(739,236)
Cash flows from financing activities:
Issuance of common stock	—	537,875
Issuance of senior notes	—	750,000
Borrowings (repayments) on bank credit facility, net	457,000	(940,000)
Payments of deferred financing costs	(701)	(15,022)
Distributions to noncontrolling interest in consolidated subsidiary	—	(4,338)
Other	—	(1,161)
Net cash provided by financing activities	456,299	327,354
Net decrease in cash and cash equivalents	(4,907)	(60,488)
Cash and cash equivalents, beginning of period	17,487	245,979
Cash and cash equivalents, end of period	$12,580	185,491

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$13,087	14,563
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$64,016	(184,753)

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended March 31, 2014 compared to the three months ended March 31, 2015:

	Three Months Ended March 31,		Amount of Increase	Percent
(in thousands, except per unit and production data)	2014	2015	(Decrease)	Change
Operating revenues:
Natural gas sales	$312,336	$314,942	$2,606	1%
NGLs sales	73,928	78,786	4,858	7%
Oil sales	24,122	12,457	(11,665)	(48)%
Gathering, compression, and water distribution	3,524	6,168	2,644	75%
Marketing	3,226	57,780	54,554	1,691%
Commodity derivative fair value gains (losses)	(248,929)	759,554	1,008,483	*
Total operating revenues	168,207	1,229,687	1,061,480	631%
Operating expenses:
Lease operating	4,869	8,102	3,233	66%
Gathering, compression, processing, and transportation	83,510	163,662	80,152	96%
Production and ad valorem taxes	21,039	24,218	3,179	15%
Marketing	11,981	73,349	61,368	512%
Exploration	6,997	1,371	(5,626)	(80)%
Impairment of unproved properties	1,397	8,577	7,180	514%
Depletion, depreciation, and amortization	91,206	182,300	91,094	100%
Accretion of asset retirement obligations	302	400	98	32%
General and administrative (before equity-based compensation)	21,848	31,266	9,418	43%
Equity-based compensation	29,137	27,783	(1,354)	(5)%
Contract termination and rig stacking	—	8,965	8,965	*
Total operating expenses	272,286	529,993	257,707	95%
Operating income (loss)	(104,079)	699,694	803,773	*

Other Expenses:
Interest expense	(31,342)	(53,185)	(21,843)	70%
Income (loss) before income taxes	(135,421)	646,509	781,930	*
Income tax (expense) benefit	40,662	(247,338)	(288,000)	*
Net income (loss) and comprehensive income (loss) including noncontrolling interest	(94,759)	399,171	493,930	*
Net income and comprehensive income attributable to noncontrolling interest	—	4,740	4,740	*
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(94,759)	$394,431	$489,190	*

Adjusted EBITDAX	$273,656	$354,611	$80,955	30%

	Three Months Ended March 31,		Amount of Increase	Percent
(in thousands, except per unit and production data)	2014	2015	(Decrease)	Change
Production data:
Natural gas (Bcf)	62	112	50	81%
NGLs (MBbl)	1,198	3,241	2,043	170%
Oil (MBbl)	271	366	95	35%
Combined (Bcfe)	71	134	63	89%
Daily combined production (MMcfe/d)	786	1,485	699	89%
Average prices before effects of hedges:
Natural gas (per Mcf)	$5.05	$2.81	$(2.24)	(44)%
NGLs (per Bbl)	$61.69	$24.31	$(37.38)	(61)%
Oil (per Bbl)	$88.87	$34.03	$(54.84)	(62)%
Combined (per Mcfe)	$5.80	$3.04	$(2.76)	(48)%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$5.02	$4.37	$(0.65)	(13)%
NGLs (per Bbl)	$61.69	$26.23	$(35.46)	(57)%
Oil (per Bbl)	$90.78	$45.08	$(45.70)	(50)%
Combined (per Mcfe)	$5.79	$4.42	$(1.37)	(24)%
Average Costs (per Mcfe):
Lease operating	$0.07	$0.06	$(0.01)	(14)%
Gathering, compression, processing, and transportation	$1.18	$1.22	$0.04	3%
Production and ad valorem taxes	$0.30	$0.18	$(0.12)	(40)%
Depletion, depreciation, amortization, and accretion	$1.29	$1.37	$0.08	6%
General and administrative (before equity-based compensation)	$0.31	$0.23	$(0.08)	(26)%

*      Not meaningful or applicable.